Exhibit 1.1

NOTICE TO U.S. INVESTORS

The merger described herein relates to the securities of two foreign companies.  The merger in which Telecom Italia Media S.p.A. ordinary shares and savings shares will be converted into Telecom Italia S.p.A. ordinary shares and saving shares, respectively, is subject to disclosure and procedural requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since Telecom Italia S.p.A. and Telecom Italia Media S.p.A. are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Telecom Italia S.p.A. may purchase securities of Telecom Italia Media S.p.A. otherwise than under the merger offer, such as in open market or privately negotiated purchases.

TELECOM ITALIA MEDIA S.p.A.
Telecom Italia Group –Direction and coordination: Telecom Italia S.p.A.
Registered Office in Rome at Via della Pineta Sacchetti n. 229
PEC - Certified Electronic Mail: adminpec@timedia.telecompost.it
Share capital 15,902,323.62 euros fully paid up
Tax Code and Rome Business Register Number 12213600153 - VAT Registration Number 13289460159

NOTICE OF SHAREHOLDERS’ MEETING

Those entitled to vote in the Meeting of the Ordinary Shareholders of Telecom Italia Media S.p.A. (the “Company”) are hereby called to meet at 3.30 p.m. on 30 April 2015 for the ordinary and extraordinary meeting (in a single call) in Rozzano (Milan) at Viale Toscana 3 to discuss and resolve on the following

Agenda
Ordinary session
•	Financial statements for the year ended 31 December 2014 –related and consequential resolutions
•	Report on remuneration - related resolutions

Extraordinary session
•	Approval of merger project of Telecom Italia Media S.p.A. with and into Telecom Italia S.p.A. - related and consequential resolutions

Documentation
The following information will be made available to the public at the registered office of the Company and through the "1INFO" data storage mechanism (www.1info.it), as well as on the website www.telecomitaliamedia.it/assemblea:

•
by the date established by law (30 March 2015), the merger documentation (plan of merger, directors' report, merger statement of assets and liabilities, expert report on the fairness of the exchange ratio and financial statements for the last three financial years, and the proposed resolutions on the topics on the agenda);

•
by the date established by law (9 April 2015), the financial documentation (draft financial statements of the Company, consolidated financial statements, report on operations, report of the Board of Statutory Auditors, opinion of the independent auditors), Remuneration Report and Report on corporate governance and ownership structure.

The documentation on the financial statements of subsidiary and affiliated companies will be available at the Registered Office of the Company within the terms established by law.

Right of withdrawal
The merger by incorporation implies a right of withdrawal for those holders of ordinary shares of the Company (the “Ordinary Shares”) who do not support the related resolution. Ordinary Shareholders who do not vote in favour of the merger, and holders of savings shares of the Company (the “Savings Shares”, and together with the Ordinary Shares, the “Shares”), may exercise their right of withdrawal within fifteen days of the date of registration of the resolution of the Shareholders' Meeting in the Business Register. The means by which the right of withdrawal may be exercised will be specified in greater detail at the appropriate time by means of a suitable notice.

The cash value of the Shares withdrawn and surrendered has been calculated to be 1.055 euros for each Ordinary Share and 0.6032 euros for each Saving Share (the arithmetic mean of the closing prices on the Italian Stock Exchange for the Ordinary Shares and the Savings Shares, as the case may be, in the six months preceding the date of publication of this call notice).

It should be noted that the effectiveness of the withdrawal rights is conditioned upon the completion of the merger.

Presentation of proposed resolutions on other items on the agenda /supplementary agenda
Ordinary Shareholders who, also jointly, represent at least 2.5% of the Ordinary Share capital, having demonstrated their entitlement in the forms prescribed by the applicable regulations, may submit proposals on matters already on the agenda and request that the matters to be dealt with by the Shareholders Meeting be supplemented.

The request and a report illustrating its rationale, together with a copy of an identity document of the requesting party, must be received by 2 March 2015, either on paper to the following address:

TELECOM ITALIA MEDIA S.p.A.
Segreteria Societaria
Via della Pineta Sacchetti n. 229
00168 ROME – ITALY;

by fax to +390691860860; by e-mail to the following address  segreteriasocietaria@telecomitaliamedia.it; or through the specially created section on the website www.telecomitaliamedia.it/assemblea, where further information is available.

Questions on the topics on the agenda
Those entitled to vote, having demonstrated their entitlement in the forms prescribed by the applicable regulations, may ask questions on the topics on the agenda before the Meeting, to be received by the Company by 27 April 2015, complete with a copy of an identity document, on paper to the following address:

TELECOM ITALIA MEDIA S.p.A.
Segreteria Societaria
Via della Pineta Sacchetti n. 229
00168 ROME – ITALY;

by fax to +390691860860; by e-mail to the following address  segreteriasocietaria@telecomitaliamedia.it; or through the specially created section on the website www.telecomitaliamedia.it/assemblea, where further information is available.

Entitlement to vote
Persons for whom the relevant intermediary has transmitted to the Company the appropriate communication attesting that such person is entitled to vote as of 21 April 2015 (the record date) are entitled to speak and vote at the Shareholders’ Meeting. Those who will become the owners of Ordinary Shares only after this date will not be entitled to speak or vote at the Shareholders' Meeting.

Remote voting
Ordinary Shareholders entitled to vote at the Shareholders’ Meeting may also vote electronically via the website www.telecomitaliamedia.it/assemblea starting from 30 March 2015 and up to and including 29 April 2015, pursuant to the procedures and limits described therein. Further details and the legal regulations on electronic voting may be found on the website www.telecomitaliamedia.it/assemblea.

Voting by proxy
Those entitled to vote may appoint a representative in the Shareholders’ Meeting by providing a written proxy, within the limits set out under Italian law. A model proxy is available from the Registered Office of the Company and may be downloaded from the website www.telecomitaliamedia.it/assemblea in printable version.

Copies of proxy votes – together with a copy of an ID document of the delegating shareholder – must be sent or notified to the Company and received by 29 April 2015, either on paper to the following address:

TELECOM ITALIA MEDIA S.p.A.
Segreteria Societaria
Via della Pineta Sacchetti n. 229
00168 ROME – ITALY;

by fax to +390635583911; by e-mail to the following address  assemblea.azionisti@telecomitaliamedia.it; or through the website www.telecomitaliamedia.it/assemblea, where further information is available.

For the Shareholders' Meeting to which this notice refers, the Company has not appointed a representative for in accordance with Article 8 of the Company Bylaws.

Total number of shares and right to vote
The subscribed and fully paid in share capital is equal to 15,902,323.62 euros, divided into 103,308,421 Ordinary Shares (with the right to vote in ordinary and extraordinary meetings of the shareholders of the Company) and 5,496,951 Savings Shares (with the right to vote in special Savings Shareholders’ meetings), all without par value.

Organisation
To participate in the meeting, Ordinary Shareholders entitled to vote at the Shareholders’ Meeting and their representatives are invited to present themselves before the time scheduled for the start of the meeting, with an identity document; accreditation activities will start at 2.00 p.m. on 30 April 2015.

A free shuttle service will be offered to those participating in the Shareholders’ Meeting, leaving the registered office of Telecom Italia (Via Gaetano Negri 1, Milan) for the location of the shareholders’ meeting at 1.30 pm on 30 April 2015 and returning to Telecom Italia at the end of the meeting.

To use the shuttle service, it must be booked by 29 April 2015, using the toll-free number 800899389 or by email (navette.assemblee@telecomitalia.it).

Further information
The Registered Office of the Company is open to the public on working days between 10.00 am and 1.00 pm (CET). The following contact details may be used for information or requests for documentation

•	toll-free number 800020220 (for calls from inside Italy)
•	telephone +39 011 2293603 (for calls from outside Italy)
•	e-mail address assemblea.azionisti@telecomitaliamedia.it